EXHIBIT 10.3

    SEPARATION AGREEMENT AND RELEASE

This AGREEMENT is made and entered into by and between Renewable Energy Group, Inc., (herein “REG” or “Employer”) and Brad Albin (herein “Employee”) effective as of June 1, 2021 (“Effective Date”).
WHEREAS, REG and Employee entered into an Employment Agreement dated September 29, 2017 and all amendments thereto (collectively the “Employment Agreement”); and
WHEREAS, REG desires to terminate Employee’s employment on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, REG and Employee have reached the following agreement:
1.Termination by the Company. Pursuant to Section 7.3 of the Employment Agreement, REG hereby gives notice that Employee’s employment with REG will be terminated without cause effective June 1, 2021 (“Termination Date”) and his first day off of the payroll will be June 2, 2021. Employee hereby waives the 30 days’ prior written notice requirement under Section 7.3(a) of the Employment Agreement in order to terminate his Employment Agreement on the Effective Date. Further, this Agreement hall constitute the general release under Section 7.3(a)(i) of the Employment Agreement. REG will pay Employee pursuant to Section 4 of the Employment Agreement through his Termination Date, whereupon Section 7.3 of the Employment Agreement shall apply. The schedule of payments to be made pursuant to Section 7.3 is attached. All other terms of the Employment Agreement intended to survive the termination of the Employment Agreement shall remain in force and effect.
2.Stock Incentives. In exchange for the release of claims and other agreements as set out herein and in exchange for, and contingent upon, Employee signing this Agreement, REG agrees to allow early vesting of the Restricted Stock Units (“RSUs”) granted to Employee on December 14, 2018 (the “2018 Grant”). Namely, the 14,907 RSUs granted by the 2018 Grant shall fully vest upon Employee’s Termination Date, with standard administrative delays to complete the conversion of the RSUs to stock, the issuance of the shares, and the implementation of tax decisions. Employee acknowledges that all other stock incentives, including without limitation, RSUs, Performance-based RSUs, and Stock Appreciation Rights (“SARs”), shall be exercisable, vest, or be forfeited without modification according to the original terms under the Amended and Restated 2009 Stock Incentive Plan. For clarity, any and all SARs held by Employee shall only be exercisable for the period and under the terms and conditions set forth in the Amended and Restated 2009 Stock Incentive Plan.
3.No Admission of Liability. This Agreement is not and shall not in any way be construed as an admission of any wrongful acts by either party against each other or any of REG's officers, directors, employees, agents, affiliates, or representatives.
4.Release of Liability. Based on the consideration set forth in this Agreement, Employee, on his own behalf and on behalf of anyone else who may make a claim for him, hereby irrevocably and unconditionally voluntarily promises, releases, and forever discharges REG, its officers, directors, employees, agents, representatives, insurers and affiliates and their officers, directors, employees, agents, representatives and insurers (herein the “Persons Released”) from any causes of action, complaints, claims, obligations, damages, and expenses of any nature whatsoever, in law or in equity, which he ever had, now has, or hereinafter may have up to and including the Effective Date of this Agreement. This release includes all claims that Employee may have now under any federal, state, or local law, regulation or ordinance, whether now known or unknown or whichever existed or now exist, including, without limitation, all liabilities, rights or claims arising from or in connection with Employee’s employment with REG and its affiliates and his separation from REG. This Release includes, but is not limited to, a release of any rights or claims that Employee may have, under the Employee Retirement Income Security Act of 1974, as amended; Age Discrimination and Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Rehabilitation Act of 1973; Title VII of the Federal Civil Rights Act, the Iowa Civil Rights Act; the Family and Medical Leave Act; any applicable wage payment law; any express or implied contract right; any other regulation or executive order prohibiting employment discrimination; and any other common law or statutory claim not identified above. Employee acknowledges that the decision to terminate the Employment Agreement and his employment relationship with REG has already been made by REG and is part of this release. Employee agrees that this instrument shall be a complete defense to any action or proceedings that may be brought, instituted, or taken against those released with regard to any matter herein released and shall forever be a complete bar to the commencement or prosecution of any action or proceeding whatsoever against those released, to the fullest extent of the law.
5.Legal Action. Employee further agrees, promises and covenants to the extent allowed by law, that neither he, nor any person, organization or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the other in any court or administrative agency involving his employment at REG, or any matter which occurred in the past up to the Effective Date of this Agreement, or otherwise involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement.
6.Reliance. Employee represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement and that he has voluntarily entered into this Agreement in reliance upon his own knowledge, belief, and judgment and that neither REG nor its agents, representatives, or attorney have made any representations concerning the terms or effects of this Agreement other than contained herein. Employee has had the opportunity to consult with his attorney before signing this Agreement.
7.Separate Prior Non-Competition and Confidentiality Agreement. Employee acknowledges he is bound by the agreement he signed as an employee of REG titled “Employee Non-Competition and Confidentiality Agreement,” dated September 29, 2017, which was Exhibit A to his Employment Agreement, which includes promises relating to confidentiality, non-solicitation of customers, and non-competition with REG, and agrees that this promise is a material term of this Agreement. Employee recognizes and reaffirms that all of the provisions of the Employee Non-Competition and Confidentiality Agreement continue to apply regardless of Employee’s termination from REG. A copy of the Non-Competition and Confidentiality Agreement is provided to Employee with this Agreement.
8.Non-disparagement. Employee agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically, any comment that Employee knows or reasonably should know is critical in any material respect of REG or any of its directors or officers or is otherwise detrimental in any material respect to the business or financial prospects or reputation of REG. Nothing in the foregoing shall preclude Employee from providing truthful disclosures required by applicable law or legal process.
9.Terms Confidential. Employee agrees not to disclose the terms of this Agreement to any person or entity for any reason at any time without the prior written consent of REG, except for disclosures to his immediate family, his attorneys, for tax purposes to his accountant or tax consultant, his financial planner(s), and state and federal authorities, or as required by law. All such persons to whom Employee discloses such information shall be informed of the confidential nature of the information and shall agree to keep such information confidential. REG may disclose this Agreement and Release or its terms as required by any law, rule, or regulation.

10.Cooperation. Employee shall make himself reasonably available, taking into account his other business and persona commitments, to cooperate with REG, its subsidiaries and affiliates and any of their respective officers, directors, shareholders, employees or agents in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Employee becomes involved or of which Employee has knowledge as a result of Employee’s service with REG or any of its subsidiaries or affiliates.
11.Heirs and Successors Bound by Agreement. This Agreement shall be binding upon Employee and upon Employee’s spouse, heirs, representatives, successors, and assigns, and shall be binding on and inure to the benefit of REG and the other Persons Released.
12.Iowa Law Governs. This Agreement is made and entered into in the state of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of the state of Iowa.
13.Severability. Should any provision of this Agreement be declared or be determined by any Court to be to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby.
14.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. The terms of the Employment Agreement and Non-Competition and Confidentiality Agreement remain in effect to the extent they do not conflict with this Agreement and Release. To the extent there is a conflict between this Agreement and the Employment Agreement or Non-Competition and Confidentiality Agreement, the terms of this Agreement will control.
15.Time Periods. Employee has twenty-one (21) days from the date of receiving this document to consider whether or not to execute this Agreement. In the event of such execution, Employee has a further period of seven (7) days from the date of execution in which to revoke such execution, in which case this Agreement shall become null and void and neither party shall have any obligation under this Agreement. This Agreement shall not become effective or enforceable prior to the expiration of such seven (7) day period.
16.Arbitration. All disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement and Release, or in any manner arising out of this Agreement and Release, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:
(a)Within fifteen days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within 90 days after appointment of the third arbitrator. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Employee, his heirs, personal representatives, and legal representatives.
(b)The arbitration proceedings shall take place in Des Moines, Iowa, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.
(c)Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.
17.Miscellaneous. Employee has read this Agreement and understands its terms and effects. Employee is signing this Agreement knowingly and voluntarily and with the intention of releasing all causes of action, liabilities, rights and claims described above and acknowledges he has been advised in writing to consult, and has had the time and opportunity to consult with competent legal counsel of his selection.
Intending to be bound according to its terms, Employee and REG have signed this Agreement and Release as of the dates stated below.
Renewable Energy Group, Inc.            Employee

By: /s/ Cynthia J. Warner By: /s/ Brad Albin
Name: Cynthia J. Warner         Name: Brad Albin
Title:     President and Chief Executive Officer

Date /date/         Date /date/

Attachments: Employment Agreement; Termination Payments Schedule; Employee Non-Competition and Confidentiality Agreement

Termination Payments Schedule

Payment Type	Amount of Payment	Timing of Payment
Accrued but unpaid Annual Salary and PTO (7.3(a)(i)(A))	Salary: PTO: [$109,789.96]	On next customary payroll date following Effective Date
Reimbursement for expenses incurred but unpaid prior to Effective Date (7.3(a)(i)(B))	[Employee to provide documentation]	On next customary payroll date following Effective Date
Cash payment equal to 100% of Annual Salary (7.3(a)(i)(C))	$420,000.00	Equal installments over 12 month period according to REG’s customary payroll practices beginning August 1, 2021
Cash payment equal to prorated Annual Bonus based on actual performance for 2021 (7.3(a)(i)(D))	[$105,000] with adjustments to be made in 2022 based on actual performance as calculated for 2021	Equal installments over 12 month period according to REG’s customary payroll practices beginning August 1, 2021
Health benefits (7.3(a)(i)(E))	Same costs to Employee as would have applied in the absence of termination	Coverage for 12 months beginning June 2, 2021; except after Employee becomes eligible for benefits of same type by another employer

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